Exhibit 10.96
AMENDMENT NO. 6 TO
EMPLOYMENT AGREEMENT
     This is an amendment, dated as of December 18, 2008 (the “Amendment) to the Employment Agreement made as of the 1st day of March, 2000 (the “Employment Agreement”), by and between SELECT MEDICAL CORPORATION, a Delaware corporation (the “Employer”), and ROBERT A. ORTENZIO, an individual (the “Employee”).
Background
     Employer and Employee executed and delivered the Employment Agreement, that certain Amendment No. 1 to the Employment Agreement, dated as of August 8, 2000, that certain Amendment No. 2 to the Employment Agreement, dated as of February 23, 2001, that certain Amendment No. 3 to the Employment Agreement, dated as of September 17, 2001, that certain Amendment No. 4 to the Employment Agreement, dated as of December 10, 2004, and that certain Amendment No. 5 to the Employment Agreement, dated as of February 24, 2005. Employer and Employee now desire to amend the Employment Agreement to, among other things, comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.
Agreement
1. Section 2.02(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“The employment of Employee under this Agreement shall immediately terminate (i) upon the death of the Employee and (ii) upon the determination that the Employee is “disabled.” For purposes of this Agreement, “disabled” or “disability” shall mean that (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer or (iii) the Employee is determined to be “disabled” under the Employer’s long-term disability insurance plan (provided that the definition of “disability” under such plan complies with the requirements of Section 409A of the Code and the regulations thereunder). Upon a termination of employment described in this Section 2.02(a), (i) the Employee or his estate or beneficiaries, as applicable, shall be entitled to receive any base salary and other benefits earned and accrued under this Agreement prior to the date of termination, such amount to be paid within 75 days following such termination, (ii) any stock options with respect to the Employer’s or Select Medical Holdings Corporation’s (“Holdings”) stock held by the Employee at the time of such termination shall become fully exercisable as of the date of such termination and shall remain exercisable by the Employee or his estate or beneficiaries, as applicable, until the expiration date of such options, notwithstanding any contrary vesting schedules otherwise applicable to such options, and (iii) the Employee and his estate and beneficiaries shall have no further rights to any other compensation or benefits, or any other rights, hereunder.”
2. The last sentence of Section 2.02(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“If the Employer terminates the Employee’s employment for cause pursuant to this Section 2.02(b), (i) the Employer shall pay to the Employee, within 75 days following such termination, any base salary and other benefits earned and accrued under this Agreement prior to the termination of employment, excluding any unpaid bonuses, whether or not earned or accrued, and (ii) the Employee shall have no further rights to compensation or benefits, or any other rights, hereunder.”
3. Section 2.02(e) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“(e) Certain Terminations. The Employer may terminate the Employee’s employment hereunder at any time for any reason or for no reason by providing a Notice of Termination in accordance with Section 2.02(d). If either (a) the Employee’s services are terminated by the Employer for any reason other than for cause as defined in Section 2.02(b) hereof and other than due to death or disability or (b) the Employee terminates his employment for good reason as defined in Section 2.02(c) hereof: (i) the Employer shall pay to the Employee any base salary and other benefits earned and accrued under this Agreement prior to the date of termination, such amount to be paid within 75 days following such termination; (ii) the Employer shall pay to the Employee a pro-rated bonus for the year of termination in an amount equal to the product of (A) the target bonus established with respect to the Employee for the year of termination, or if no such target is established, the bonus paid or payable to the Employee for the year prior to the year of termination, multiplied by (B) a fraction, the numerator of which is the number of days in the year of termination completed prior to such termination and the denominator of which is 365; provided that if a target bonus had been established with respect to the year of termination, a pro-rated bonus shall be payable pursuant to this

Section 2.02(e)(ii) only if the performance goals established with respect to such target bonus have been achieved by the date the bonus would have been paid in the absence of the Employee’s termination of employment, such amount, in any case, to be paid, subject to Section 7.10 hereof, on March 15th of the calendar year beginning immediately after the Employee’s termination of employment; (iii) the Employer agrees that such termination would not be voluntary or a termination “for cause” as contemplated by any stock option or other incentive plans of the Employer or Holdings and any stock option or other award agreements entered into between the Employer or Holdings and the Employee (including agreements that may be entered into after the date hereof), and that any stock options with respect to the Employer’s or Holdings’ stock held by the Employee shall become fully vested and exercisable as of the date of such termination, and shall remain exercisable until the expiration date of such options, notwithstanding any contrary vesting schedules otherwise applicable to such options; (iv) the Employer will continue to pay the Employee on its regular payroll dates, for the balance of the Term, his base salary as of the date of such termination, with such payments to begin on the Employer’s first regular payroll date of the seventh month following such termination of employment; provided, that, such first payment shall include an amount equal to the Employee’s base salary for the period between the date of termination and the first regular payroll date of the seventh month following such termination; and (v) the Employee shall have no further rights hereunder.”
4. Clause (C) of Section 5.01(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“(C) the Employer agrees that such termination would not be voluntary or a termination “for cause” as contemplated by any stock option or other incentive plans of the Employer or Holdings and any stock option or other award agreements entered into between the Employer or Holdings and the Employee (including agreements that may be entered into after the date hereof), and that all unvested, unexercised stock options to purchase stock of the Employer or Holdings held by the Employee shall become fully vested and exercisable as of the date of such termination, and the Employee shall have the right to exercise such options at any time prior to the expiration date of such options, notwithstanding any contrary vesting schedule otherwise applicable to such options, and”
5. Section 5.01(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“(b) Certain Terminations Prior to a Change of Control. If (i) the Employee’s employment is terminated by the Employer other than for cause during the Term, (ii) within the six-month period following such termination, a Change of Control occurs, and (iii) the Employee reasonably demonstrates that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, then in lieu of the payments described in Section 2.02(e)(iv) hereof, the Employer shall pay to the Employee an amount equal to the Employee’s total cash compensation for base salary and bonus for the immediately preceding three completed calendar years (or equal to three times his average total annual cash compensation for base salary and bonus for his years of service to the Employer, if less than three years), with such amount to be paid in equal installments on each of the Employer’s regular payroll dates over the remainder of the Term; provided, however, that the commencement of such payments shall be delayed until the first payroll date of the seventh month following such termination; provided further, that, the first payment made hereunder shall include the payments that otherwise would be made had the delay described in the preceding clause not been imposed.”
6. Section 5.02 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“(a) Prior to a Public Offering. Subject to Section 5.02(c) below, a “Change of Control” shall mean, prior to a Public Offering (as defined below):
     (i) during any period of twelve consecutive months, any sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Employer or Holdings (on a consolidated basis) to an entity, other than an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Employer or Holdings, as applicable, immediately prior to such sale or other transfer;
     (ii) any merger or consolidation to which the Employer or Holdings is a party and as a result of which the holders of the voting securities of the Employer or Holdings, as applicable, immediately prior thereto own less than 50% of the outstanding voting securities of the surviving entity immediately following such transaction;
     (iii) any person’s (excluding WCAS, GTCR and Thoma Cressey Partners, the financial sponsors of the Employer as of the date hereof), including a group’s, becoming the beneficial owner of securities representing more than 50% of the voting securities of the Employer or Holdings then outstanding
(b) Following a Public Offering. Subject to Section 5.02(c) below, a “Change of Control” shall mean, following a Public Offering:

     (i) any person including a group, but excluding any stockholder of the Employer or Holdings who immediately prior to the Public Offering beneficially owned 12% or more of the Employer’s or Holdings’ outstanding shares, becomes the beneficial owner of shares of more than 50% of the total number of votes that may be cast for the election of directors of the Employer or Holdings, as applicable;
     (ii) during any period of twelve consecutive months, beginning immediately after the effective date of the Public Offering, any person including a group, other than the Employee or any group of which the Employee is a party, increases their beneficial ownership of voting securities of the Employer or Holdings by a number of voting securities of the Employer or Holdings equal to at least 33% of the total number of votes that may be cast for the election of directors of the Employer or Holdings, as applicable;
     (iii) during any period of twelve consecutive months, the individuals who served on the Board of Directors of the Employer as of the effective date hereof (the “Incumbent Directors”) or who served on the Board of Directors of Holdings (the “Holdings Board”) as of the effective date hereof (the “Holdings Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of the Employer or the Holdings Board, as applicable; provided, however, that any person who becomes a director subsequent to the effective date hereof, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Directors or the Holdings Incumbent Directors, as applicable, shall for purposes of this clause (3) be considered an Incumbent Director or a Holdings Incumbent Director, as applicable;
     (iv) the consummation of a merger or consolidation of the Employer or Holdings in which the stockholders of the Employer or Holdings, as applicable, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, beneficially own, directly or indirectly, shares representing in the aggregate at least 50% of the combined voting power of the voting securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or
     (v) during any period of twelve consecutive months, the Employer or Holdings sells or otherwise disposes of all or substantially all of such entity’s assets (on a consolidated basis), other than a sale or disposition by the Employer or Holdings of all or substantially all of such entity’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Employer or Holdings, as applicable, immediately prior to such sale or disposition.
(c) Minimum Consideration. Notwithstanding the foregoing, in no event shall a “Change of Control” be deemed to occur for purposes of this Agreement, whether prior to or following a Public Offering, unless the total consideration for the transaction or transactions which would, absent this provision, constitute a Change of Control, has a value that is equal to or greater than $3.75 per share of common stock of the Employer or Holdings, as applicable (the “Minimum Value”); provided, however, that such Minimum Value shall be adjusted to reflect changes to such common stock in the event of a stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, or other similar change in the structure or capitalization of the Employer or Holdings, or any other event which in the discretion of the Board necessitates such an adjustment.
(d) Certain Definitions. For purposes of this Section 5.02, (A) the terms “person,” “group,” “beneficial owner,” and “beneficially own” have the meanings set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (B) the term “Public Offering” shall mean the consummation of the first public offering of shares of common stock of the Employer or Holdings after December 18, 2008 in a firm commitment underwritten offering registered under the Securities Act of 1933, as amended, on Form S-1 or its successor forms, and (C) the term “voting securities” shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).”
7. A new section 6.03 is added to the Employment Agreement to read as follows:
“6.03. Notwithstanding anything contained herein to the contrary, the Gross-Up Payment must be made no later than the last day of the taxable year following the taxable year in which the Employee pays the taxes giving rise to such Gross-Up Payment.”
8. A new Section 7.10 is hereby added to the Employment Agreement to read as follows:
“7.10. Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after the Employee’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following the Employee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Employee in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following the Employee’s separation from service or (ii) the 10th business day following the Employee’s death. If the Employee’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Employee’s employment and which are subject to Code Section 409A shall not be paid until the Employee has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no right to reimbursement hereunder or otherwise may be liquidated or exchanged for any other benefit and any reimbursement to which the Employee is entitled hereunder shall be made later than the last day of the calendar year following the calendar year in which such expenses were incurred.”
9. Except as amended hereby, the Employment Agreement shall continue in effect in accordance with its terms.
          Please indicate your acceptance of the above Amendment by signing below in the space indicated.

Very truly yours, SELECT MEDICAL CORPORATION, a Delaware Corporation
By:	/s/ Michael E. Tarvin
Michael E. Tarvin,
Executive Vice President

/s/ Robert A. Ortenzio
Robert A. Ortenzio